July 22, 2014

VIA EMAIL AND CERTIFIED MAIL, RETURN RECEIPT REQUESTED

Michelle L. Campbell

Secretary

Brookfield DTLA Fund Office Trust Investor Inc.

c/o Brookfield Office Properties Inc.

250 Vesey Street, 15th Floor

New York, New York 10281

Re:	Request for Special Meeting Pursuant to the Articles Supplementary (the
"Articles Supplementary") of Brookfield DTLA Fund Office Trust Investor Inc.

Dear Ms. Campbell:

Panning Master Fund, LP and Wingspan Master Fund LP are the holders of record of 914,375, and 285,455 shares, respectively, of 7.625% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") of Brookfield DTLA Fund Office Investor Inc., a Maryland corporation (the "Company"), representing, in the aggregate, approximately 12.3% of the issued and outstanding shares of Series A Preferred Stock1.

Pursuant to Article THIRD, Sections 6(d) and 6(e) of the Articles Supplementary, the undersigned, as the holders of record of at least ten percent (10%) of the outstanding shares of Series A Preferred Stock, hereby request that a proper officer of the Company call a special meeting (the "Special Meeting") of the holders of Series A Preferred Stock (the "Series A Holders") for the purpose of electing two directors to be determined by the Series A Holders, voting together as a single class.

The undersigned, pursuant to Article THIRD, Section 6(e) of the Articles Supplementary, hereby request the Special Meeting be held at the earliest practicable date for such meeting but in no case later than 45 days from the date of this request, and that the Company provide written notice of the Special Meeting to each Series A Holder entitled to vote at the Special Meeting.

We request that any correspondence concerning this request be delivered to the undersigned at the addresses set forth below.

The foregoing request is made without waiver of or prejudice to any of the undersigned's rights and remedies, all of which are hereby expressly reserved.

__________________

1 Based upon 9,730,370 shares of Series A Preferred Stock issued and outstanding as of March 31, 2014, as reported in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2014.

Sincerely,

PANNING MASTER FUND, LP

/s/ William Kelly
Name William Kelly
Title: Authorized Signatory
	Address:	512 Madison Avenue
24th Floor
New York, NY 10022
Attn: rayan@panning.com

WINGSPAN MASTER FUND LP

/s/ Brendan Driscoll
Name Brendan Driscoll
Title: Chief Financial Officer
	Address:	767 Fifth Avenue
16th Floor 8232
New York, NY 10153
Attn: operations@wingspanlp.com

cc:		Mitchell E. Rudin, President and Chief Executive Officer
Bryan K. Davis, Chief Financial Officer

Enclosures